Exhibit 20.1


us bank(R) [GRAPHIC OMITTED]
   Five Star Service Guaranteed [GRAPHIC OMITTED]

100 Wall Street
Suite 1600
New York, NY  10005



To the Holders of:

                     CORPORATE BACKED TRUST CERTIFICATES,
                             SERIES 2001-17 TRUST
         1,000,000 $25 Par Class A-1 Certificates CUSIP No. 21988G775*
    $2,878,000 Principal Amount Class A-2 Certificates CUSIP No. 21988GAN6*
                       1,000,000 Class A-1 Call Warrants
                         2,878 Class A-2 Call Warrants

            (Underlying Securities are $27,878,000 principal amount
                        6.95% Notes due August 15, 2028
                CUSIP No. 98155KAJ1* issued by WorldCom, Inc.)

            NOTICE OF DISTRIBUTION IN-KIND OF UNDERLYING SECURITIES

Please forward this notice to beneficial holders.

U.S. Bank Trust National Association serves as trustee (the "Trustee") for the above-referenced Trust formed pursuant to the terms of a Series Supplement, Series 2001-17, dated as of May 2, 2001, (the "Series Supplement") by and between Lehman ABS Corporation as Depositor (the "Depositor") and the Trustee. The Series Supplement incorporates the terms of the Standard Terms for Trust Agreements, dated as of January 16, 2001 (the "Standard Terms") by and between the Depositor and the Trustee. The assets of the Trust consist solely of the above Underlying Securities issued by WorldCom, Inc. (the "Underlying Securities Issuer"). The Trustee is providing you with notice of a distribution in-kind of the Underlying Securities pursuant to an instruction received from the Depositor under the provisions of the Standard Terms.

The Standard Terms provides, among other things, that in the event that the Underlying Securities Issuer fails to file periodic reports required under the Securities Exchange Act of 1934 (as amended) for one full calendar year, the Depositor shall within a reasonable period of time take certain action, which may include instructing the Trustee to make a distribution in-kind within a reasonable period of time of the Underlying Securities to the outstanding Class A-1 Certificateholders and Class A-2 Certificateholders pro rata in proportion to their outstanding Certificate Principal Balances. The Depositor has provided such instruction to the Trustee on May 16, 2003.

Accordingly, $27,878,000 principal amount of the Underlying Securities will be distributed on June 2, 2003 to the Class A-1 and Class A-2 Certificateholders of record at the close of business on May 23, 2003, subject to reduction as follows. Because of the $1,000 minimum denomination of the Underlying Securities and in order to properly allocate distributions to Certificateholders, it will be necessary for the Trustee to sell for cash a certain minimum


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100 Wall Street
Suite 1600
New York, NY  10005



principal amount of the Underlying Securities in accordance with the sale procedures set forth in the Series Supplement. Therefore, on May 29, 2003, the Trustee will sell for settlement on June 3, 2003 such minimum principal amount of the Underlying Securities as may be necessary in order to properly allocate distributions to Certificateholders. The sale will accordingly reduce the total principal amount of the Underlying Securities to be distributed in-kind and result in cash proceeds to be distributed. The Trustee will provide notification of the final amounts of the distributions of the Underlying Securities and cash proceeds as soon as possible after May 29, 2003.

Holders with questions about this notice should direct them, in writing, to:
David J. Kolibachuk, Vice President, U.S. Bank National Association, Corporate Trust Services, 100 Wall Street, New York, N.Y. 10005, U.S.A. Holders with other questions may contact Bondholder Services at (800) 934-6802, option #5.



U.S. Bank Trust National Association                              May 19, 2003
as Trustee


cc: Lehman ABS Corporation as Depositor



*Trustee is not responsible for selection or use of CUSIP numbers, they are included solely for holder convenience.



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